        American Century ETF Trust
AMENDMENT NO. 6 TO MANAGEMENT AGREEMENT
THIS AMENDMENT NO. 6 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 27th day of September, 2022 (the “Effective Date”), by and between AMERICAN CENTURY ETF TRUST, a Delaware statutory trust (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Manager”).
WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of September 6, 2019 and amended on September 8, 2020, January 1, 2021, September 16, 2021, January 1, 2022 and March 8, 2022 (the “Agreement”); and
WHEREAS, the parties hereto desire to enter into this Amendment to amend Schedule A to the Agreement to reflect the addition of a new series of shares of the Company named Avantis Inflation Focused Equity ETF.
NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:
1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.
    2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.
    3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the Effective Date.

American Century Investment Management, Inc.	American Century ETF Trust
/s/ Victor Zhang	/s/ Patrick Bannigan
Victor Zhang President	Patrick Bannigan President

American Century ETF Trust Schedule A: Fee Schedule

Schedule A
Fee Schedule

Series	Annual Management Fee by Class
	Institutional	G
Avantis Core Fixed Income Fund	0.15%	0.15%
Avantis Core Municipal Fixed Income Fund	0.15%	0.15%
Avantis Emerging Markets Equity Fund	0.33%	0.33%
Avantis International Equity Fund	0.23%	0.23%
Avantis International Small Cap Value Fund	0.36%	0.36%
Avantis Short-Term Fixed Income Fund	0.15%	0.15%
Avantis U.S. Equity Fund	0.15%	0.15%
Avantis U.S. Large Cap Value Fund	0.15%	0.15%
Avantis U.S. Small Cap Value Fund	0.25%	0.25%

Series	Annual Management Fee
Avantis Core Fixed Income ETF	0.15%
Avantis Core Municipal Fixed Income ETF	0.15%
Avantis Emerging Markets Equity ETF	0.33%
Avantis Emerging Markets Value ETF	0.36%
Avantis Inflation Focused Equity ETF	0.25%
Avantis International Equity ETF	0.23%
Avantis International Large Cap Value ETF	0.25%
Avantis International Small Cap Value ETF	0.36%
Avantis Real Estate ETF	0.17%
Avantis Responsible Emerging Markets Equity ETF	0.33%
Avantis Responsible International Equity ETF	0.23%
Avantis Responsible U.S. Equity ETF	0.15%
Avantis Short-Term Fixed Income ETF	0.15%
Avantis U.S. Equity ETF	0.15%
Avantis U.S. Large Cap Value ETF	0.15%
Avantis U.S. Small Cap Equity ETF	0.25%
Avantis U.S. Small Cap Value ETF	0.25%